UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2020

Hanesbrands Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-32891	20-3552316
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 East Hanes Mill Road
Winston-Salem, North Carolina	27105
(Address of principal executive offices)	(Zip Code)

(336) 519-8080

Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01	HBI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 28, 2020, the Board of Directors of Hanesbrands Inc. (the “Company”) adopted the Hanesbrands Inc. Annual Incentive Plan for Section 16 Officers (the “Plan”). The Plan replaces the Company’s Performance-Based Annual Incentive Plan, which constituted the framework within which the Committee granted annual incentive awards for certain executive officers from 2008 to 2019.

The Plan is intended to (a) provide incentives to certain executive officers of the Company to enhance efficiency and profitability by providing such officers with an opportunity to earn financial rewards in the form of annual incentive payments if certain performance objectives are met, and (b) promote the interests of the Company and its subsidiaries and its stockholders by strengthening the ability of the Company and its subsidiaries to attract and retain key members of the executive management team. The Compensation Committee of the Board of Directors serves as the administrator of the Plan (the “Administrator”) with respect to officers other than the Chief Executive Officer, and the independent members of the Board of Directors serve as Administrator of the Plan with respect to the Chief Executive Officer.

Designated officers of the Company subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended (such officers, “Section 16 Officers”), are eligible to earn a cash incentive compensation award (an “Incentive Award”) based on the attainment of performance objectives (the “Performance Objectives”) established for the applicable performance period established by the Administrator (an “Award Year”). The Administrator will specify, for each Section 16 Officer selected to participate in the Plan (a “Participant”), the categories of Performance Objectives, the target, minimum, and maximum levels of performance for each Performance Objective, where appropriate, and the relative weight to be attributed to each Performance Objective.

As soon as practicable following the end of each Award Year, the Administrator will evaluate the extent to which the Performance Objectives have been met for the Award Year. To the extent permissible under local regulations, the Administrator will have the sole discretion to reduce the amount of any payment under any Incentive Award that would otherwise be made to any Participant or to decide that no payment shall be made. The Administrator shall also have the sole discretion to increase the amount of any payment under any Incentive Award that would otherwise be made to any Participant.

Incentive Awards will be payable to Participants within two and one-half months after the end of the Award Year for which payment is being made (or as soon as practicable thereafter for Participants not subject to Section 409A of the Internal Revenue Code (“Section 409A”)), except to the extent a Participant defers all or a portion of an Incentive Award to a later date pursuant to a deferred compensation arrangement sponsored by the Company or a Subsidiary made in accordance with Section 409A. To be eligible for payment of an award under the Plan, a Participant must be employed with the Company or a Subsidiary and in good standing on the last day of the Award Year, unless otherwise determined by the Administrator. In the event the Participant’s employment is terminated during the Award Year as a result of the Participant’s death, total disability or retirement, the Participant is terminated without cause, or during the 24-month period following a change in control, the Participant voluntarily terminates his or her employment for “good reason,” and the Participant is in good standing immediately prior to termination, the Participant’s Incentive Award will be paid at the same time as Incentive Awards are paid to active Participants, generally, for the Award Year, based on the satisfaction of the applicable Performance Objectives. Amounts paid or payable under the Plan are subject to recoupment pursuant to the Company’s clawback policy, or in the event a Participant engages in any activity inimical, contrary or harmful to the interests of the Company or any Subsidiary.

The Administrator may terminate or amend the Plan at any time.

The foregoing description of the Plan is qualified in its entirety by reference to the full text of the Plan, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit 10.1	Hanesbrands Inc. Annual Incentive Plan for Section 16 Officers

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 30, 2020	HANESBRANDS INC.

	By:	/s/ Joia M. Johnson
Joia M. Johnson
Chief Administrative Officer, General Counsel and Corporate Secretary